Exhibit 10.21

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

AMENDED AND RESTATED LEASE AGREEMENT BETWEEN

S.C. JOHNSON & SON, INC.

AND

JOHNSONDIVERSEY, INC.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

TABLE OF CONTENTS

1.	Basic Terms	1

2.	Demise of Premises	2

3.	Option to Expand	2

4.	Lease Term	2

5.	Termination	2

6.	Orderly Transition at End of Lease Term	3

7.	Use	4

8.	Rent	4

9.	Conditions of Premises	7

10.	Repairs and Maintenance	7

11.	Improvements	9

12.	Signs	10

13.	Utilities and Building Systems	10

14.	Insurance	11

15.	Compliance with Laws	13

16.	Environmental Matters	13

17.	Indemnification	17

18.	Lessee’s Responsibilities	18

19.	Damages or Destruction	20

20.	Condemnation	22

21.	Inspection	22

22.	Quiet Enjoyment	22

23.	Force Majeure	22

24.	Mortgage and Subordination	23

25.	Estoppel Certificate	23

26.	Assignment and Subletting	23

27.	Default and Remedies	24

28.	Lessor’s Right to Cure	27

29.	Additional Rights Reserved to Lessor	27

i

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

30.	Bankruptcy of Lessee.	27

31.	Notices	28

32.	Holding Over	29

33.	Waiver and Amendment	29

34.	Relationship of Parties	29

35.	Dispute Resolution	29

36.	Severability	30

37.	No Strict Construction	30

38.	Entire Agreement	30

39.	Governing Law	30

40.	Interpretation	30

41.	Counterparts	30

42.	Lessee’s Representations as to Authority	30

43.	Brokers	30

44.	Additional Covenants	31

ii

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

Exhibits

Exhibit A	Description of the Premises

Exhibit B	2009/2010 Occupancy, Shared Services and Other Charges

Exhibit C	Description of Items Included in the Basic Charge

Exhibit D	Intentionally Omitted

Exhibit E	Parking

iii

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

AMENDED AND RESTATED LEASE AGREEMENT

Site:	A portion of Building 65 at the Lessor’s Waxdale Plant located in Mt. Pleasant, Wisconsin.

Date:	November 24, 2009

Lessor: Address:	S. C. JOHNSON & SON, INC. 1525 Howe Street Racine, Wisconsin 53403-2236

Lessee: Address:	JOHNSONDIVERSEY, INC. 8310 16th Street P.O. Box 902 Sturtevant, Wisconsin 53177-0902

WHEREAS, S.C. Johnson & Son, Inc. (“Lessor”) and S.C. Johnson Commercial Markets, Inc. (n/k/a JohnsonDiversey, Inc.) (“Lessee”) entered into that certain Lease Agreement dated July 3, 1999 with respect to site listed above (the “Original Lease”);

WHEREAS, Lessor and Lessee entered into that certain Omnibus Amendment of Leases effective November 9, 2001 (the “Omnibus Amendment”);

WHEREAS, Lessor and Lessee desire to amend and restate the Original Lease in its entirety and the Omnibus Amendment (with respect to the Premises only) as set forth herein. For the avoidance of doubt, after the date hereof the Omnibus Amendment shall be null and void and of no further force and effect with respect to the Premises.

NOW, THEREFORE, this AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) is made effective November 24, 2009, by and between Lessor and Lessee.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Basic Terms. The following terms shall have the meaning set forth in this Section unless specifically modified by other provisions of this Lease:

(a)	Facility: Portion of Building 65 shown on Exhibit A.

(b)	Total Facility Square Footage: 174,896 square feet.

(c)	Lease Term: Three (3) years and six (6) months commencing November 24, 2009.

(d)	Commencement Date: November 24, 2009.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(e)	Termination Date: May 23, 2013, or earlier as provided by the terms of this Lease.

(f)	Rent for Fiscal Year 2009/2010: See Exhibit B.

(g)	Permitted Use: Manufacture, assembly, distribution, raw material, work-in-process and finished goods storage, and general office.

(h)	Security Deposit: None.

(i)	Guarantor: None.

(j)	Exhibits: A – Description of the Premises

                                   B – 2009/2010 Occupancy, Shared Services and Other Charges

                                   C – Description of Items included in the Basic Charge

                                   D – Intentionally Omitted

                                   E – Parking

2.	Demise of Premises. Lessor hereby lets and demises to Lessee and Lessee hereby rents from Lessor the building(s) or portions thereof more particularly described on Exhibit A attached hereto, together with the fixtures and any other improvements thereto (the “Facility”) and all rights appurtenant thereto and owned by Lessor together with full rights of ingress and egress to and from the premises and the right to use access roads, parking lots and other agreed upon common areas (collectively, the “Premises”), subject to the terms and conditions set forth below. Subject to the terms and conditions of this Lease, Lessee shall have access to the Premises at all times.

3.	Option to Expand. Lessee shall not have the option to expand the demised Premises, except upon the written consent of Lessor, which consent may be withheld in its sole discretion. As a statement of intent, it is Lessor’s intent to not agree to any expansion of the demised Premises

4.	Lease Term. The Lease Term shall commence on November 24, 2009 and end on May 23, 2013 unless earlier terminated as provided herein.

5.	Termination.

(a)

Lessee may terminate this Lease at any time upon written notice to Lessor of at least six (6) months; provided, however, that such termination notice shall be effective on the 30th day of June following the six (6) month notice period.

(b)	Lessor shall have the termination rights set forth in Sections 19, 20, 23, 27(b) and 30(a), as applicable.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(c)	Except as otherwise set forth in Sections 5(a), 19, 20, 23, 27(b) and 30(a), Lessee may not terminate this Lease prior to the end of the Lease Term.

6.	Orderly Transition at End of Lease Term.

(a)	Within six (6) months of the Commencement Date of this Lease, Lessee shall complete a study to review its operational and management options to exit the Facility and terminate this Lease, including identification of alternate manufacturing sites and/or alternative methods of supply (such as use of contract manufacturers) and shall establish the outlines of a Facility exit plan designed to result in exit from the Facility on or before the Termination Date (collectively the “Study”). The Study shall include a timetable, six month action milestones, plans for removal of Lessee’s equipment from the Facility, plans for performing Lessee’s obligations under this Lease in connection with the termination of this Lease and Lessee’s exit from the Facility including those obligations related to repairs and environmental matters, and plans for such other actions required by this Lease or that are reasonable and necessary to ensure Lessee’s orderly transition from the Facility. Upon completion of the Study, Lessee shall provide to Lessor access to portions of the Study (which shall be kept confidential by Lessor) including, as appropriate, six month milestones, Lessees’s plans for removal of Lessee’s equipment from the Facility, plans for ensuring that the Facility is in the condition required by this Lease after exit, and any plans for environmental reviews and cleanups. Lessee and Lessor shall each appoint a representative to discuss Lessee’s plans for exiting the Facility.

(b)	After the Study is completed, Lessee and Lessor agree to use good faith efforts to reasonably cooperate, coordinate, and discuss Lessee’s plans for exiting the Facility and the implementation of such plans, including the repairs required to be made by Lessee as required by the terms of this Lease. Lessee’s and Lessor’s representatives will meet at least once every six weeks to monitor Lessee’s progress as set forth in the Study, including Lessee’s performance against the six month milestones.

(c)	To the extent the Lease Term is terminated prior to the Termination Date pursuant to Section 5, Lessor and Lessee will work together in good faith to provide that Lessee vacates the Facility as required under this Lease.

(d)	In order to promote the orderly transition of Lessee from the Facility and ensure that the Facility is surrendered in the condition required by this Lease, Lessor and Lessee acknowledge and agree that their representatives have performed a joint inspection and walk-through of the Facility on November 6, 2009 (the “Inspection”). Pursuant to such Inspection and notwithstanding anything to the contrary contained in this Lease, Lessor and Lessee have agreed that Lessee shall remove all of the manufacturing, processing and office equipment existing in the Facility as of the Termination Date.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

7.	Use. During the entire Lease Term, the Premises shall be leased, used and occupied by Lessee for manufacture, assembly, distribution, raw material, work-in-process and finished goods storage, and general office use in accordance with all applicable governmental laws and regulations, and for no other purpose without the prior written consent of Lessor, which shall not be unreasonably withheld or delayed.

8.	Rent.

(a)

As and for rental of the Premises during the fiscal year 2009/2010, the rental rates, Central Pool Costs, wastes and utility charges, along with other rental charges shall be determined in accordance with Exhibit B which amounts will be trued-up in accordance with past practice. Exhibit B shows the total rent due for fiscal year 2009/2010 under the Lease. Lessor shall invoice Lessee monthly for 1/12th of the total annual Rent.

(b)	Total Annual Rent of the Premises for each fiscal year thereafter shall include the Basic Charge (plus the CPI Adjustment) multiplied by the Total Facility Square Footage plus (2) the Return on Capital.

(i)	The Basic Charge for fiscal year 2010/2011 shall be $[***] per square footage of the total Facility. The Basic Charge may be adjusted as described below:

Exhibit C describes the items that make up the Basic Charge. If Lessor’s total Waxdale per square foot costs of the items making up the Basic Charge (excluding depreciation and taxes relating to Improvements (as described below)) differs from time to time by five percent (5%) or more from the then current Basic Charge (excluding depreciation and taxes relating to Improvements (as described below)) as adjusted by the CPI Adjustment (as described below) then the Basic Charge shall be adjusted to reflect Lessor’s actual cost increase or decrease effective as of the beginning of the succeeding fiscal year, provided that any increase or decrease in the Basic Charge from the immediately preceding Basic Charge shall not be more than ten percent (10%) from fiscal years 2009/2010 to 2010/2011 and seven and one-half percent (7.5%) thereafter.

The taxes portion of the Basic Charge calculation shall not include Improvements made by Lessor, after the Commencement Date, to portions of Waxdale that are dedicated solely to Lessor.

(ii)	The CPI Adjustment shall be equal to:

Current CPI Amount ÷ Base CPI Amount X Basic Charge

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION ***.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(A)	“CPI” shall mean the Consumer Price Index, all Urban Consumers, U.S. City Average (1982-84 = 100), published by the Bureau of Labor Statistics of the U.S. Department of Labor.

(B)	“Base CPI Amount” shall mean the CPI for the month of January, 2009.

(C)	“Current CPI Amount” shall mean the CPI for the month of January of the current calendar year.

(D)	An example of the calculation of the CPI Adjustment payable under this Section is as follows:

CPI Adjustment for 2010/2011 — Suppose the Base CPI is 120 (CPI for January 2009) and the Current CPI is 125 (CPI for January 2010); the Current CPI amount of 125 is divided by the Base CPI Amount of 120 yielding a quotient of 4.17%, which is then multiplied by $[***] (the initial Basic Charge for 2010/2011) yielding a CPI Adjustment figure for 2010/2011 of $[***].

CPI Adjustment for 2011/2012 — Suppose the Current CPI is 127 (CPI for January 2011); the Current CPI amount of 127 is divided by the Base CPI Amount of 120 yielding a quotient of 5.83%, which is then multiplied by the Basic Charge (assume it is still $[***]) yielding a CPI Adjustment figure for 2011/2012 of $[***].

(iii) The Return on Capital shall be equal to Lessee’s proportional share of the net book value of the entire shared building containing the Facility as of the first day of January immediately preceding the commencement of the fiscal year of adjustment multiplied by ten percent (10%). Lessee’s proportional share shall be determined by taking Lessee’s square footage of the entire shared building and dividing by the total square footage of the shared building. Future improvements to such shared building will not result in an increase in the Return on Capital Charge.

(c)	Lessee shall also pay the following variable expenses, as part of total Rent:

(i)

Solid Waste Management, Wastewater Treatment, Central Pool, Recycling and the Powerhouse — Lessor shall annually budget these items for the entire Waxdale complex and shall include Lessee’s use of the Facility in

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION ***.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

such annual budget. Lessor shall invoice Lessee monthly for 1/12 of the budgeted amount attributable to the Facility. Lessor shall not do a year-end adjustment of these expenses.

(ii)	Utilities, Trash Hauling, Off-Site Waste Hauling and Treatment and Sewer Bills —

(A)

If such items are separately metered or separately measured and billed, Lessee shall pay directly to the utility or service provider, all charges related to the Facility when due at the prevailing rate. For those items that are separately metered or separately measured and billed and not paid by Lessee directly to the utility or service provider, Lessor shall invoice Lessee monthly for   1/12th of the budgeted amount. Lessor shall do a year-end adjustment reflecting the actual amount of each of these charges or, in the event of a meter outage during the year, a reasonable estimate of such charges based on historical usage.

(B)	If not separately metered or separately measured and billed, Lessee will pay a pro rata share of such items for the Waxdale complex based on the existing methodology used by Lessor under the Original Lease which allocates such expenses based on specific types of usage of occupied space available at the Waxdale complex or based on specific levels of use. Specific types of occupied space available at the Waxdale complex include Production, Warehouse, and Office. Lessee’s share of such expenses shall be based on the ratio of the specific type of square footage occupied by Lessee to the total square footage of that same specific type of occupied space available at the Waxdale complex. Each type of occupied space at Waxdale shall be allocated costs based on a reasonable allocation determined by Lessor (which allocation shall be consistent with the allocation methodology determined by Lessor under the Original Lease).

For those items that are not separately metered or separately measured and billed, Lessor shall annually budget for such items and shall invoice Lessee monthly for  1/12 of the budgeted amount. Lessor shall do a year-end adjustment reflecting the actual amount of each of these items for the Waxdale complex and allocating such actual expenses in the same manner as described in the preceding paragraph.

(d)	Invoices for rent shall be issued following the period to which they relate and payment of all invoices shall be net thirty (30) days. Within thirty (30) days after

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION ***.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

the end of each calendar year, Lessor shall furnish to Lessee appropriate records and other related information in substantiation of each rent invoice for the immediately preceding calendar year, in a format consistent with the substantiation methodology provided to Lessee under the Original Lease. Lessee shall have the right to request, and within thirty (30) days of Lessee’s request Lessor shall provide, additional information as may be reasonably necessary for the verification of such records and other information. If Lessee, after a review of such records and information, reasonably believes that Lessee overpaid any rent due under this Lease, then Lessee shall notify Lessor of the amount of the claimed overpayment, which notification shall include a statement showing in reasonable detail the reasons why such rent was overpaid. If Lessor agrees with Lessee’s recalculation, then any overpaid rent shall be paid by Lessor to Lessee within thirty (30) days of demand therefor. If Lessor disagrees with Lessee’s recalculation of rent, then the Dispute Resolution process set forth in Section 35 of this Lease shall become applicable.

(e)	Lessor hereby represents, warrants and covenants that the methodologies used for determining all rental charges for the Premises (including, without limitation, the charges listed on Exhibit B, the Total Annual Rent and the Basic Charge) are, and during the term of this Lease will be, consistent with the methodologies historically used by Lessor in determining all rental charges for the Premises prior to the date of this Lease pursuant to the Original Lease; provided that the parties acknowledge and agree that those rent charges based on the total square footage of occupied space at the Waxdale complex will, for Lessor’s 2010/2011 fiscal year and beyond, be based on the total square footage of occupied space at the Waxdale complex net of (reduced by) the total square footage of the buildings subject to the Polymer Building Lease between the parties.

9.	Conditions of Premises. LESSOR IS LEASING THE PREMISES TO LESSEE “AS IS”, WITHOUT ANY REPRESENTATIONS OR WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY, AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN, WITHOUT ANY OBLIGATION TO ALTER, REMODEL, IMPROVE, REPAIR, DECORATE OR CLEAN ANY PART OF THE PREMISES. Lessee’s taking possession of any portion of the Premises shall be conclusive evidence that the Premises were in good order, repair and condition.

10.	Repairs and Maintenance.

(a)

Lessee shall keep and maintain, repair and, when necessary, replace the interior and non-structural portions of the Facility in good, substantial and sufficient condition, repair and order, normal wear and tear expected. Where possible, Lessee shall use Lessor’s employees or contractors to perform all repairs,

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

maintenance and replacements. Upon expiration or earlier termination of this Lease, Lessee shall surrender the Premises to Lessor in good condition and repair, normal wear and tear damage from fire or other casualty only excepted.

(b)	Lessor shall keep and maintain, repair and, when necessary, replace (and any capital repairs and replacements to the Facility shall be subject to Lessee’s reasonable approval if Lessor invoices Lessee for such capital repairs and/or replacements and shall be subject to Section 10(b)(iv) below) the Premises including, but not limited to building systems, roadways, and utilities (other than those portions of the Premises that Lessee is responsible for as described in subsection (a) above) in good, substantial and sufficient condition, repair, and order, provided that:

(i)	If such maintenance, repairs and replacements are to dedicated (i.e. Lessee is the sole user/occupier) buildings or systems or to dedicated portions of the buildings or systems, then Lessee shall pay the reasonable cost of the maintenance, repairs and replacements (subject to Section 10(b)).

(ii)	If such maintenance, repairs and replacements are to shared (i.e. Lessee and Lessor both use/occupy) buildings or systems or to shared portions of the buildings or systems, then Lessee shall pay its proportionate share of the reasonable cost of the maintenance repairs and replacements (subject to Section 10(b)), determined by taking Lessee’s square footage of such shared building and dividing by the total square footage of the shared building being repaired, maintained or replaced.

(iii)	If such maintenance, repairs and replacements are to Waxdale infrastructure (including locker rooms, guardhouse, roadways, sewers, parking lots, main aisles, outside lighting, fences, paging systems, cafeteria and other common systems outside of the footprint of the Facility), then Lessee shall pay its proportionate share of the cost of the maintenance, repairs and replacements (subject to Section 10(b)), determined by taking the Facility Square Footage and dividing by total usable building square footage at Waxdale then currently being occupied by Lessor and Lessee.

(iv)	Notwithstanding anything to the contrary in this Section 10, to the extent any costs allocated to Lessee pursuant to the terms of this Section 10 should be amortized in accordance with Lessor’s financial policies and guidelines, consistent with Lessor’s past practices and generally accepted accounting principals, over the useful life of the applicable repair or replacement, Lessor shall so amortize such cost and Lessee shall only be responsible for the amortized cost thereof allocated to the Term of this Lease.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(v)	All other maintenance, repairs and replacements described in this subsection shall be paid for by Lessor.

(vi)	Notwithstanding the foregoing, all repairs, maintenance and replacements that are necessitated by the negligence or intentional misconduct of either Party or its employees, agents, or contractors, shall be made by (and paid for) solely by such Party.

(vii)	Lessor may invoice Lessee for the repairs, maintenance and replacements upon the occurrence of such repairs, maintenance and replacements. Alternatively, Lessor, in its sole discretion, may annually budget for such items and invoice Lessee monthly for 1/12 of the budgeted amount and Lessor shall do a year-end adjustment reflecting the actual amount of repairs, maintenance and replacements performed. Payment of all invoices shall be net thirty (30) days.

(c)	Lessor shall be responsible for all landscaping and lawn maintenance, repair and replacement, including, without limitation, all snow and ice removal from all driveways, parking areas and sidewalks on or adjacent to the Premises and the expenses for such are a component of the Basic Charge.

11.	Improvements.

(a)	Lessee shall not make any improvements or alterations to the Premises, including additions or deletions of equipment or other fixtures (“Improvements”) without in each instance submitting plans and specifications for Improvements to Lessor and obtaining Lessor’s prior written consent, provided that (subject to Section 16 below) Lessee without Lessor’s consent may make non-structural Improvements to the Premises not in excess of $200,000 in the aggregate. Lessor may withhold consent in its reasonable discretion and may impose any conditions it chooses on such consent. At Lessor’s option, Lessor’s employees or contractors shall perform the work on Improvements. Lessee shall pay the cost of all Improvements. Lessee shall pay all taxes applicable to such Improvements.

(b)	All fixtures and building system equipment now a part of the Premises, or hereafter constructed in the Premises by either Lessor or Lessee, shall become Lessor’s property upon installation, except for fixtures which Lessee can remove without undue harm to the Premises and that Lessor requires Lessee to remove at Lessee’s cost upon expiration or termination of this Lease. The removal of manufacturing, processing and office equipment is governed by Section 6(d).

(i)	The Parties acknowledge that Lessee has installed certain fixtures and building system equipment (such as HVAC equipment) prior to the Commencement Date of this Lease. Title to all such Improvements shall automatically be transferred to Lessor upon the Commencement Date; provided, however, that Lessee shall continue paying all applicable taxes on such Improvements throughout the term of this Lease.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(c)	The following requirements shall apply to all Improvements:

(i)	Prior to commencement, Lessee shall furnish to Lessor building permits, environmental permits, certificates of insurance reasonably satisfactory to Lessor, and, at Lessor’s request, a notice of commencement;

(ii)	Lessee shall perform all work related to Improvements so as to maintain peace and harmony among other contractors serving the Premises and shall avoid interference with other work to be performed or services to be rendered in the Premises;

(iii)	The work on Improvements shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Facility, and shall comply with all insurance requirements and all applicable laws, ordinances and regulations;

(iv)	Lessee shall permit Lessor, at Lessor’s option, to supervise all work on Improvements; and

(v)	Upon completion, Lessee shall furnish Lessor with contractor’s affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials.

12.	Signs. Lessee shall have the right to install or erect on the Facility or to affix to any building that is part of the Facility such signs as it may deem necessary or appropriate to advertise its name and business, subject to requirements of law and subject to Lessor’s prior written consent. Said signs shall remain Lessee’s personal property and be removed (and the Premises restored, if necessary) as set forth above. Lessee shall be responsible for obtaining any approvals required for signage.

13.	Utilities and Building Systems.

(a)	Lessor shall provide all utilities and building systems to the Premises in substantially the same manner as provided on the Commencement Date of this Lease.

(b)	No interruption of utilities or building systems caused by repairs, replacements, or alterations to a utility or building system or, by any other cause beyond the reasonable control of Lessor, shall be deemed an eviction or disturbance of Lessee’s possession of any part of the Premises, or render Lessor liable to Lessee, or otherwise affect the rights and obligations of Lessor and Lessee under this Lease.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(c)	In no event will Lessor be responsible for or liable to Lessee for any claims attributed to Lessor’s performance of providing utilities or building systems to the Premises. A utility company providing utility service to the Premises, and its employees and agents, shall not be considered agents of Lessor.

14.	Insurance. In the event Lessor and Lessee cease being covered under common insurance policy, they agree the following insurance terms shall apply:

(a)	Liability Insurance of Lessee.

(i)	Lessee shall maintain at its own expense the following types and amounts of insurance in addition to such other insurance as Lessor may reasonably require from time to time: comprehensive public liability and property damage insurance, against bodily injury liability and property damage liability, including, without limitation, any liability arising out of the ownership, maintenance, repair, condition or operation of the Premises or adjoining ways, streets, parking areas, or sidewalks. Such insurance policy or policies shall contain a “severability of interest” clause or endorsement that precludes the insurer from denying the claim of either Lessee or Lessor because of the negligence or other acts of the other. Such policy or policies shall be in amounts of not less than an aggregate of Five Million and No/100 Dollars ($5,000,000.00) for all personal injuries or property damage in a single occurrence, or such higher limits as Lessor may reasonably require from time to time.

(ii)	All insurance policies shall: (A) be endorsed to protect Lessor and Lessee, as their respective interests may appear; (B) be obtained by Lessee under valid, and enforceable standard form policies issued by responsible insurance companies licensed to do business in the State of Wisconsin and reasonably acceptable to Lessor; (C) provide for a waiver of subrogation by the insurer as to claims against Lessor, its officers, directors, employees, and agents; (D) provide that such insurance cannot be unreasonably canceled, invalidated, or suspended on account of the conduct of Lessee, its officers, directors, employees, or agents; (E) provide that any “no other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lessor and that the insurance policy shall not be brought into contribution with insurance maintained by Lessor; and (F) provide that the policy of insurance shall not be terminated, canceled, or substantially modified without at least thirty (30) days’ prior written notice to Lessor.

(iii)

Lessee shall provide to Lessor and to any lender designated by Lessor certificates of insurance or copies of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

during the Lease Term and that premiums due thereunder have been paid. If Lessee shall not have done so within fifteen (15) days after written notice from Lessor, Lessor shall have the right to take any action or make any payment required to continue coverage as required by this Lease and Lessee hereby covenants to reimburse and hold Lessor harmless for the cost of any such action or payment if Lessor is not provided with such evidence of insurance within such fifteen (15)-day period.

(b)	Property and Liability Insurance of Lessor.

(i)	Lessor shall maintain at Lessee’s expense during the Lease Term extended coverage insurance against loss, damage, or destruction by fire and other casualty, including earthquake, theft, vandalism and malicious mischief, boiler explosion (if there is any boiler upon the Premises), sprinkler damage (if the Premises has a sprinkler system), all matters covered by a standard extended coverage endorsement, and such other risks as Lessor reasonably may require, insuring the Premises and all improvements thereon for not less than their full insurable value on a replacement cost basis.

(ii)	Lessor shall maintain during the Lease Term comprehensive general liability insurance covering, without limitation, any liability arising out of the ownership, maintenance, repair, condition, or operation of the Premises or adjoining ways, streets, parking areas or sidewalks. Such policy or policies shall be in amounts of not less than an aggregate of Five Million and No/100 Dollars ($5,000,000.00) for all personal injuries or property damage in a single occurrence, or such higher limits as Lessor may reasonably desire from time to time.

(iii)	All insurance policies shall (A) be endorsed to protect Lessor and Lessee, as their respective interests may appear, (B) be obtained by Lessor under valid and enforceable standard policies issued by responsible insurance companies licensed to do business in the State of Wisconsin, and (C) provide for a waiver of subrogation by the insurer as to claims against Lessee, its officers, directors, employees, and agents.

(iv)	The cost of all insurance obtained by Lessor hereunder shall be reimbursed by Lessee within ten (10) days after receipt of an invoice therefor from Lessor, unless and to the extent such insurance costs are included in the total Rent described in Section 8.

(v)	Lessor and Lessee hereby waive any and all claims against each other for damage to or destruction of any improvements upon the Premises (whether or not resulting from the negligence of the other Party) that are paid by insurance, which Lessor or Lessee carries pursuant to this Lease.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

15.	Compliance with Laws. Except with respect to environmental matters which are dealt with in Section 16, Lessee shall, at its sole cost and expense, comply with any and all laws, statutes, ordinances, regulations, and restrictions and easements of record, now or hereafter in force, applicable to the occupancy, use or operation of the Premises or, (subject to Lessor’s obligations under Section 10) to the making of repairs thereto, or of changes, alterations, or improvements thereto. Lessee, its agents, employees and business invitees shall abide by all rules policies, procedures, guidelines and regulations, including health, safety and environment rules reasonably imposed by Lessor applicable to the Waxdale complex, including reasonable modifications, changes, or amendments thereto applicable to the Waxdale complex. Except with respect to environmental matters which are dealt with in Section 16, Lessee also covenants to comply, at its sole cost and expense, with any and all rules and regulations applicable to the Premises issued by insurance companies writing policies covering the Premises.

16.	Environmental Matters. DEFINITIONS

(a)	“Environmental Laws” means any or all of the following: present or hereinafter enacted applicable federal, state, local and foreign laws (common or otherwise), regulations, statutes, ordinances, rules, orders, judgments and other legal requirements relating to pollution or protection of the environment, natural resources, or human or public health and safety, as amended or supplemented.

(b)	“Hazardous Materials” means any hazardous substance, pollutant, contaminant, waste, by-product, constituent, or material as to which liability or standards of conduct can be imposed pursuant to any Environmental Laws.

(c)	“Hazardous Wastes” shall have the meaning set forth in the Resource Conservation and Recovery Act or applicable analogous state law.

(d)	“Manage” or “Management”, with respect to Hazardous Materials, means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of or abandon Hazardous Materials.

(e)	“Permits” means all permits, authorizations, approvals, registrations, licenses, certificates or variances granted by or obtained from any federal, state, local or foreign governmental, administrative or regulatory authority.

(f)	“Release” or “Released” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of Hazardous Materials into the environment, as “environment” is defined in The Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (“CERCLA”), other than “federally permitted releases” as that term is defined in Section 101(10) of CERCLA.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(g)	“Response”, “Response Activity” or “Respond” means action taken to correct, remove, remediate, clean up, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

LESSEE’S RESPONSIBILITIES

(h)	With respect to Lessee’s occupancy, use and operations on the Premises, Lessee shall comply, at its sole cost, in all respects with all Environmental Laws, Permit requirements and applications relating to the Environment Laws (including without limitation the Title V Permit Application submitted to the Wisconsin Department of Natural Resources (“WDNR”) on March 2, 1995), affecting Lessee’s occupancy, use, and operations on the Premises. Lessee shall be responsible for any actions, including without limitation, notifications, fees, filings, or penalties, required, assessed or imposed under Environmental Laws and Permits and applications relating to the Environmental Laws, as a result of Lessee’s occupancy, use and operations on the Premises.

(i)	Lessee shall immediately notify Lessor, and shall provide Lessor with copies of, any correspondence or communication to or from any governmental entity regarding the application of Environmental Laws to the Premises or Lessee’s occupancy, use or operations on the Premises, or any change in Lessee’s occupancy, use or operations on the Premises that will change or has a potential to change Lessee’s or Lessor’s obligations or liabilities under the Environmental Laws or any Permits and applications relating to the Environmental Laws.

(j)	Lessee shall request and receive prior written approval from Lessor before Lessee may increase, change or modify Releases at the Facility, or construct, reconstruct, replace or relocate any Releases sources at the Facility, in any manner that will have, or may potentially have, an impact on the allowable Releases of Lessor or any of Lessor’s other lessees under applicable Environmental Laws. Such impacts include without limitation Permit limits, the need to obtain new or modified Permits, Release limitations, operational or materials usage limitations, or Release controls imposed upon Lessor or any of Lessor’s other lessees.

(k)	Lessee shall promptly notify Lessor of any issues of noncompliance related to Releases at Lessee’s Facility (whether asserted by a third party or discovered by Lessee), and any pending or contemplated modifications or changes to Lessee’s operations that may impact Lessor’s, or any of Lessor’s other Lessee’s obligations or rights under Environmental Laws relating to Releases.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(l)	Lessee shall maintain sufficient and accurate records required under Environmental Laws or any Permits or applications required under Environmental Laws and shall allow Lessor to review such documents at reasonable times.

(m)	Lessee shall not Manage or authorize the Management of, any Hazardous Materials on the Premises without prior written disclosure to and prior written approval by Lessor, except in such quantities as are necessary for the ordinary conduct of Lessee’s operations.

(n)	Lessee shall not take any action that would subject the Premises to additional Permit requirements under RCRA for treatment, storage or disposal of Hazardous Wastes without prior written disclosure to and prior written approval by Lessor.

(o)	Lessee shall not dispose of Hazardous Wastes in dumpsters provided by Lessor for Lessee’s use without prior written disclosure to and prior written approval by Lessor.

(p)	Except as otherwise provided herein, Lessee shall not discharge Hazardous Materials into Premises drains or sewers without prior written disclosure to and prior written approval by Lessor.

(q)	Except for non-material Releases incident to normal operations of Lessee, Lessee shall not cause or allow the Release of any Hazardous Materials on or to the Premises without prior written disclosure to and prior written approval by Lessor or in the event of an accidental Release, then Lessee shall notify Lessor of the Release immediately after the Release.

(r)	Lessee shall arrange at its sole cost and expense for the lawful transportation and off-site disposal at permitted landfills or other permitted disposal facilities and otherwise in accordance with all applicable Environmental Laws, of all its solid waste and Hazardous Wastes.

(s)	If Lessee’s Management of Hazardous Materials at the Premises (i) gives rise to any liability or claim under any Environmental Law, or any common law theory of tort or otherwise; (ii) gives rise to an obligation to initiate or undertake any Response Activity under any Environmental Law; (iii) causes a threat to, or endangers, the public health; or (iv) creates a nuisance or trespass, then, in any such event, Lessee shall, at its sole cost and expense, promptly take all applicable Response Activities or other action so as to comply in all material respects with all applicable Environmental Laws and otherwise reasonably address any liability or claim with respect thereto, except to the extent such liability or claim is being contested in good faith.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

LESSOR’S RIGHTS AND RESPONSIBILITIES

(t)	If Lessee shall fail to comply with any of its obligations under this Section 16, Lessor shall have the right (but not the obligation) to take such action as is required to be taken by Lessee (including, if reasonably necessary, using Lessee’s Hazardous Waste identification number) and, Lessee shall then be liable and responsible to Lessor for all reasonable costs, expenses, liabilities, claims and other obligations paid, suffered, or incurred by Lessor in connection with such matters. Lessee shall reimburse Lessor promptly upon Lessor providing documentation demonstrating payment for all such amounts for which it pays under this Section 16. Notwithstanding anything to the contrary in this Section 16, prior to Lessor taking any action required to be taken by Lessee hereunder, Lessor shall give notice to Lessee, and (except in an emergency) Lessor shall not take the action required to be taken by Lessee so long as Lessee promptly commences to take the required action and thereafter continuously and diligently proceeds to complete the required action.

(u)	Except as to environmental matters which are the responsibility of Lessee hereunder. Lessor shall comply at its cost with all Environmental Laws, and Permits and applications required under Environmental Laws, affecting the Premises. Lessor shall immediately notify Lessee of any correspondence or communication Lessor receives from any governmental entity regarding the application of Environmental Laws to the Premises that will change or has a potential to change Lessee’s or Lessor’s obligations or liabilities under the Environmental Laws.

INDEMNIFICATION WITH RESPECT TO ENVIRONMENTAL MATTERS

(v)	Notwithstanding anything contained in this Lease to the contrary, except as to environmental matters which are the responsibility of Lessor hereunder or to the extent caused by Lessor’s gross negligence or willful misconduct, Lessee shall defend, indemnify, and hold harmless the Lessor and the Lessor’s present and future officers, directors, employees and agents, from and against any and all losses, liabilities, claims, suits, damages, costs and expenses (including reasonable attorneys’ fees) and any and all expenses reasonably incurred in investigating, preparing for or defending against any pending or threatened litigation or claim, in any manner resulting from or arising out of the following:

(i)

any Hazardous Materials which, at any time during the lease term, are or were Managed, generated, stored, treated, Released, disposed of or otherwise located on or at the Premises due to Lessee’s activities (regardless of the location at which such Hazardous Materials are now or may in the future be located or disposed of), including but not limited to, any and all (A) liabilities and claims under any theory of tort, nuisance,

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

strict liability, ultra hazardous activity, negligence or otherwise based upon, resulting from or in connection with any such Hazardous Materials; and (B) obligations to take Response Activities pursuant to any investigation or remediation in connection with the decontamination, removal, transportation, incineration, or disposal of any of the foregoing;

(ii)	any actual or alleged illness, disability, injury, or death of any person, in any manner arising out of or allegedly arising out of exposure to Hazardous Materials or other substances or conditions that are (or allegedly are) present at the Premises by virtue of Lessee’s operations at the Premises, regardless of when any such illness, disability, injury, or death shall have occurred or been incurred or manifested itself;

(iii)	any actual or alleged failure of Lessee at any time and from time to time to comply with all applicable Environmental Laws, whether before or after the date of this Lease; and

(iv)	any failure by Lessee to comply with its obligations under Section 16. It is expressly understood that Lessee’s obligations under this Section 16(v) shall survive the expiration or earlier termination of this Lease for any reason.

(w)	Notwithstanding anything contained in this Lease to the contrary, except as to environmental matters which are the responsibility of Lessee hereunder or to the extent caused by Lessee’s gross negligence or willful misconduct, Lessor shall defend, indemnify, and hold harmless the Lessee and the Lessee’s present and future officers, directors, employees and agents, from and against any and all losses, liabilities, claims. suits, damages, costs and expenses (including reasonable attorneys’ fees) and any and all expenses reasonably incurred in investigating, preparing for or defending against any pending or threatened litigation or claim in any manner resulting from or arising out of Lessor’s noncompliance with any Permit, regulatory or statutory obligations under the Environmental Laws. It is expressly understood that Lessor’s obligations under this Section 16(w) shall survive the expiration or earlier termination of this Lease for any reason.

(x)	In the event of a conflict between this Lease and that certain Environmental Agreement between Lessor, Lessee, and Johnson Polymer Inc. dated as of July 3, 1999, the Environmental Agreement shall control.

17.	Indemnification.

(a)	Lessee shall defend, indemnify, and hold harmless the Lessor and the Lessor’s present and future officers, directors, employees and agents, from and against any and all losses, liabilities, claims, suits, damages, costs and expenses (including reasonable attorneys’ fees) and any and all expenses reasonably incurred in investigating, preparing for or defending against any pending or threatened litigation or claim, in any manner resulting from or arising out of:

(i)	Lessee’s occupancy, use or operation of the Premises, or from any breach of, default under, or failure to perform any term or provision of this Lease by Lessee;

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(ii)	any other act or omission of Lessee or its officers, employees, agents, contractors, guests or invitees;

(iii)	any negligence, misconduct or other wrongful conduct of Lessee or any of Lessee’s officers, employees, agents, contractors, guests or invitees on the Premises; or

(iv)	any claims from any of Lessee’s directors, officers, employees, contractors, agents or visitors arising directly or indirectly from the Premises or Lessee’s obligations or responsibilities described in this Lease.

It is expressly understood that Lessee’s obligations under this Section 17(a) shall survive the expiration or earlier termination of this Lease for any reason.

(b)	Lessor shall defend, indemnify, and hold harmless the Lessee and the Lessee’s present and future officers, directors, employees and agents, from and against any and all losses, liabilities, claims, suits, damages, costs and expenses (including reasonable attorneys’ fees) and any and all expenses reasonably incurred in investigating, preparing for or defending against any pending or threatened litigation or claim, in any manner resulting from or arising out of any breach of, default under, or failure to perform any term or provision of this Lease by Lessor, its officers, employees, agents, contractors, guests or invitees. It is expressly understood that Lessor’s obligations under this Section 17(b) shall survive the expiration or earlier termination of this Lease for any reason.

18.	Lessee’s Responsibilities.

Lessee agrees:

(a)	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Lessee or used by Lessee for any purpose other than ingress and egress to and from the Premises and for going from one to another part of the Premises.

(b)

With respect to work being performed by Lessee in the Premises with the approval of Lessor, Lessee will refer all contractors, contractors’ representatives and installation technicians rendering any service to them to Lessor for Lessor’s

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Premises including, but not limited to, installations of telephones, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Premises.

(c)	Should Lessee require telephonic or other communication service, Lessor will direct the electrician where and how wires are to be introduced and placed and none shall be introduced or placed except as Lessor shall direct. Such electric current shall not be used for power or heating without Lessor’s prior written permission.

(d)	Lessee shall not make or permit any improper, objectionable or unpleasant noises or odors in the Premises other than those typically found in operations similar to Lessee’s or otherwise interfere in any way with other lessees or persons having business with them.

(e)	Unless Lessee and Lessor enter into alternative arrangements, Lessee shall expeditiously obtain and keep current any and all Permits, licenses and certificates now or hereafter required by any governmental body having jurisdiction over the Premises and/or Lessee’s activities thereon. Unless Lessee and Lessor enter into an alternative arrangement, and subject to a reasonable transition period (not to exceed ninety (90) days from the Commencement Date) for transfer or reissuance (if required), such Permits, licenses and certificates shall be acquired and maintained by Lessee in its separate corporate status and not in the name of Lessor. This requirement shall include, but shall not be limited to any Permits, licenses and certificates which relate solely to Lessee’s waste disposal, including any activity which is solely related to Lessee’s operation.

(f)	Lessee has been given a copy of certain of Lessor’s Product Supply Division Policies and Procedures and a copy of Lessor’s Safety and Audit Assessment Policies and Procedures. Lessee shall comply with such policies and procedures, as the same may be amended from time to time.

(i)	Lessee shall achieve and maintain, throughout the term of this Lease, a minimum score of 4.0.

(ii)	Lessee shall achieve and maintain, throughout the term of this Lease, a minimum score of 4.0.

(g)	Lessee shall participate in Lessor’s safety and environmental exercises.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(h)	Lessee shall participate in pan-Waxdale committees, including the Waxdale Safety Committee, Waxdale Safety and Environmental Committee, and the Waxdale Environment Committee.

(i)	Lessee shall encourage its employees to become members of the Waxdale Emergency Response Brigade.

(j)	Intentionally Deleted.

(k)	During the term of this Lease, (i) Lessee shall not reduce the Facility-based employee compensation levels with respect to its rank-and-file manufacturing employees (the “Subject Employees”) compared to those existing on the date of this Lease (provided that Lessee can reassess positions and reassign positions to different tiers), and (ii) Lessee shall not reduce employee benefits levels with respect to the Subject Employees to any greater extent than changes made for other Racine-Sturtevant, WI based employees of Lessee. In addition, as a group, the Subject Employees on an annual basis will be entitled to receive compensation increases no less than fifty percent (50%) of the average annual merit increases provided by Lessee to its other U.S.-based rank-and-file manufacturing employees. No provision of this subsection (k) shall be construed to limit the right of Lessee to terminate the employment of any such employee at any time.

(l)	To the extent that Lessor changes it management and promotion practices for its manufacturing employees located at its manufacturing facilities contiguous to the Facility, Lessee shall be entitled (but not obligated) to modify its management and promotion practices to be consistent with Lessor’s practices.

19.	Damages or Destruction.

(a)	If the Facility is destroyed or damaged in whole or in part by fire, or other casualty, Lessee shall give notice thereof to Lessor, and except as otherwise provided below, Lessor at Lessor’s cost and expense promptly shall repair, replace, and rebuild the buildings or Improvements (other than Lessee owned Improvements) to at least as good condition as it or they were in immediately prior to such occurrence. Such work shall be commenced within sixty (60) days after the settlement has been made with the insurance companies.

(b)	If following such damage or destruction the estimate of the time to complete such repair or restoration, as reasonably determined by the general contractor selected by Lessor, exceeds two hundred forty (240) days, Lessor and Lessee at their respective options shall have the right to terminate the Lease upon written notice to the other Party given within twenty (20) days after receipt of the estimated time to repair or restore. If the actual time to complete such repair or restoration exceeds two hundred seventy (270) days, Lessee at its option shall have the right to terminate the Lease upon written notice to Lessor given within twenty (20) days after the expiration of such two hundred seventy (270) day period.

(c)

If the fire or casualty damages or destroys more than fifty percent (50%) of the Facility, then Lessee or Lessor, at its respective option, may elect to terminate the Lease by giving written notice thereof to the other party within fifteen (15) days after such fire or casualty. If timely notice is given by either party, then the Lease shall terminate as of the date of such fire or casualty; Lessee shall not be liable for any rent accruing after the date of such fire or casualty; Lessor shall not be required to rebuild or restore the Facility; and all casualty insurance proceeds

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(other than casualty insurance proceeds applicable to Lessee’s Improvements and personal property), which shall be the sole property of Lessee) shall be the sole property of Lessor.

(d)	The net proceeds of any insurance shall be applied in payment of the cost of such repairing or rebuilding as the same progresses. If the insurance proceeds exceed the cost of such repairs or rebuilding, then the balance remaining after payment of the cost of such repairs or rebuilding shall be paid over and belong to Lessor.

(e)	Except as specifically provided in subsections (b), (c), (f) or (g), this Lease shall not terminate or be affected in any manner by reason of the destruction or damage in whole or in part of the Facility, the Premises or any building or improvement now or hereafter standing or erected thereon or by reason of the untenantability of the Facility or the Premises or any such building or improvements. If the Facility is substantially (i.e., more than fifty percent (50%)) or wholly damaged, Lessee’s liability for rent and additional rent shall be abated from the period of the date of the fire or other casualty through the date that is five (5) days after Lessee receives written notice from Lessor that the Facility is substantially ready for Lessee’s occupancy. If the Facility is partially damaged, unusable or inaccessible, then until such necessary repairs shall be made the rent and additional rent shall be reduced in the proportion which the area of the part of the Facility which is not usable by Lessee bears to the total area of the Facility.

(f)	If the fire or casualty damages or destroys more than twenty-five percent (25%) of the Facility and occurs within the last twelve (12) months of the Lease Term, then Lessee, at its option, may elect to terminate the Lease by giving written notice thereof to Lessor within fifteen (15) days after such fire or casualty. If Lessee timely gives such notice then the Lease shall terminate as of the date of such fire or casualty; Lessee shall not be liable for any rent accruing after the date of such fire or casualty; Lessor shall not be required to rebuild or restore the Facility; and all casualty insurance proceeds (other than casualty insurance proceeds applicable to Lessee’s Improvements and personal property), which shall be the sole property of Lessee) shall be the sole property of Lessor.

(g)	If the insurance proceeds available for a fire or casualty are not sufficient to rebuild and restore the Facility, and if Lessor is not willing to provide the additional funds necessary then Lessor or Lessee at its respective option may, within sixty (60) days after the settlement has been made with the insurance companies, elect to terminate this Lease by giving written notice thereof to the other party hereto. In such event all insurance proceeds shall be paid to Lessor and the Lease shall terminate effective as of the date of such casualty loss.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

20.	Condemnation. If all of the Premises are taken by the exercise of the power of the eminent domain or conveyed under the threat of eminent domain, then this Lease shall terminate as of the date possession is taken by the condemnor. The entire compensation award shall belong to Lessor (except any portion thereof allocated to Lessee’s personal property or relocation benefits) and Lessee shall have no interest therein.

If less than all of the Premises is taken by the exercise of the power of eminent domain or sold under the threat of eminent domain, then Lessee shall have the right to terminate this Lease if the premises remaining are such that their continued use for the purposes for which the same were being used immediately prior to such taking is reasonably impractical or economically imprudent. Termination shall be as of the date legal possession is taken by the condemnor. The option to terminate herein granted shall be exercised in writing by Lessee within thirty (30) days after the date of the taking of possession by the condemnor. In any event, the entire compensation award (except any portion thereof allocated to Lessee’s personal property or relocation benefits) shall belong to Lessor and Lessee shall have no interest therein (except any portion thereof allocated to Lessee’s personal property or relocation benefits). Restoration of the Premises following a taking shall be subject to the same terms as set forth in subsections (a) through (i) of Section 19 of this Lease, as though the taking had been a casualty, except that any balance of any award remaining completed shall be paid to and belong to Lessor.

21.	Inspection. Lessor and its authorized representatives shall have the right, upon giving reasonable prior written notice except in an emergency, to enter the Premises or any part thereof and inspect the same for the purposes of determining Lessee’s compliance with the terms of this Lease or to make repairs required hereunder.

22.	Quiet Enjoyment. So long as Lessee shall pay the rentals and all other sums herein provided and shall keep and perform all of the terms, covenants, and conditions on its part herein contained, Lessor covenants that Lessee, subject to Lessor’s rights herein, shall have the right to the peaceful and quiet occupancy of the Premises.

23.

Force Majeure. Except for the obligations imposed under Section 16, neither Party will be liable to the other for delay or default in the performance of any of its obligations for any cause beyond its reasonable control, including that of subcontractors directed by Lessor to provide services to Lessee. The Party claiming such cause of delay or default in performance shall give prompt written notice thereof to the other Party and shall exercise every reasonable means to avoid or abate the cause of delay or default. If such cause prevents the performance by a Party for a period of more than ninety (90) days, then the Parties will confer and consider means for abating the cause or otherwise carrying out this Lease in a manner mutually agreeable to the Parties. If the Parties do not mutually agree to abate the cause or otherwise carry out this Lease within one hundred eighty (180) days following the occurrence of the delay or default, the Party

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

whose performance is not so delayed or prevented may terminate this Lease on at least ten (10) days’ advance written notice to the other Party. In the event of a force majeure event, Lessor may allocate its available site services, including utilities, in any manner which Lessor in its reasonable discretion concludes is appropriate under the circumstances.

24.	Mortgage and Subordination. Lessor’s interest in this Lease or the Premises shall not be subordinate to any encumbrances placed upon the Premises by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor. Lessee shall keep the Premises free from any liens for work performed, materials furnished, or obligations incurred by Lessee.

Unless Lessor or Lessor’s mortgagee notifies Lessee to the contrary, this Lease at all times shall be subordinate to the lien of any mortgage or mortgages now or hereafter placed upon the Premises by Lessor and Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien(s) of any such mortgage or mortgages as shall be desired by Lessor or by any mortgagee, or proposed mortgagee; provided, that any such mortgagee shall deliver to Lessee at or prior to the time this Lease becomes subordinate, a written agreement in recordable form providing that Lessee shall have the right to remain in possession of the Premises under the terms of this Lease, notwithstanding any default in any such mortgage or after foreclosure thereof, so long as Lessee is not in default under any of the covenants, conditions, and agreements contained in this Lease.

25.	Estoppel Certificate. At any time, and from time to time, each Party agrees, promptly and in no event later than ten (10) days after a request in writing from the other Party, to execute, acknowledge, and deliver to the requesting Party a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there has been modification, that the same is in full force and effect as modified and stating the modification) and the dates to which the rental and other charges have been paid.

26.	Assignment and Subletting.

(a)

Lessee shall not mortgage or assign this Lease or any interest therein, or sublet all or any portion of the Premises, or allow the use of any portion of the Premises by any third party, without the prior written consent of Lessor in each instance, which may be withheld for any reason. It is Lessor’s intent to not approve of any assignment of this Lease. Any assignment, sublease or occupancy does not relieve Lessee from obtaining the consent in writing of Lessor to any further assignment, subletting or occupancy, and does not release Lessee or any guarantor from liability hereunder. Lessor may accept rent from any person or entity in possession of the Premises without the same being deemed consent to an assignment or sublease and without the same being deemed a release of Lessee or any other party of its obligations under this Lease. Lessee shall provide a copy of

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

the proposed sublease or assignment instrument to Lessor when requesting consent and shall provide a copy of the executed sublease or assignment instrument to Lessor after obtaining consent. Lessee shall pay to Lessor reasonable costs and expenses incurred by Lessor in reviewing a proposed sublease or assignment not to exceed Five Thousand Dollars ($5,000.00). In considering a request by Lessee for assignment or subletting, it shall be reasonable for Lessor to consider, among other things: (i) the financial record and capability of the proposed assignee or subleases, (ii) the business and personal reputation of the proposed assignee or sublessees and its principals, and (iii) the type of business to be carried on by the proposed assignee or sublessee. Any permitted assignee or sublessee hereunder shall be bound by all of the terms and conditions of this Lease.

(b)	Lessor shall have the right at any time to sell or convey the Premises subject to this Lease or to assign its rights, title and interest as Lessor under this Lease in whole or in part. In the event of any such sale or assignment (other than a collateral assignment as security for an obligation of Lessor), Lessor shall be relieved from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to the date of such assignment or sale, to the extent that the buyer or assignee assumes such liabilities.

27.	Default and Remedies.

(a)	Each of the following shall be deemed a default of this Lease by Lessee:

(i)	If any rent or other monetary sum due remains unpaid for five (5) business days following written notice that such sum is due;

(ii)	The occurrence of any of the following:

(A)	If Lessee shall commence or institute any case, proceeding or other action (1) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(B)	If Lessee shall make a general assignment for the benefit of creditors; or

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(C)

If any case, proceeding or other action shall be commenced or instituted against Lessee (1) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future laws of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (a) results in any such entry of an order’ for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (b) remains undismissed for a period of sixty (60) days; or

(D)	If any case, proceeding or other action shall be commenced or instituted against Lessee seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(E)	If Lessee shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the events set forth in subclauses (A), (B), (C) or (D) above; or

(F)	If a trustee, receiver or other custodian is appointed for any substantial part of the assets of Lessee which appointment is not vacated or stayed within thirty (30) days.

(iii)

If Lessee fails to perform or violates any other of the covenants, conditions, obligations or restrictions of this Lease; provided, however, that such event shall not constitute a default hereunder, unless otherwise expressly provided herein, unless and until Lessor shall have given Lessee written notice thereof and a period of ten (10) days thereafter shall have elapsed, during which period Lessee may correct or cure such event, upon failure of which a default shall be deemed to have occurred hereunder without further notice or demand of any kind. Notwithstanding the foregoing, if such breach or default cannot reasonably be cured within the ten (10)-day period, and Lessee is diligently pursuing a cure of such breach or default, then Lessee shall, after receiving notice specified herein,

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

have a reasonable period to cure such breach or default, not exceeding one hundred twenty (120) days, provided, Lessee continuously exercises due diligence in the cure of the same. Notwithstanding the foregoing, the failure to comply with the provisions of Section 16 of this Lease dealing with compliance with Environmental Laws shall not constitute a default under this Lease if Lessee agrees to comply with such Environmental Laws and thereafter promptly, diligently and continuously works to comply with such Environmental Laws, in which event the one hundred twenty (120)-day time period set forth above shall not apply.

(b)	In the event of any breach or default, and without any notice, except, if applicable, the notice prior to default required under circumstances set forth in subsection (a) above, Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, any and all remedies available at law or in equity, including without limitation any one or more of the following:

(i)	To terminate this Lease;

(ii)	To terminate Lessee’s occupancy of the Premises and to re-enter and take possession of the Premises or any part thereof (which termination of occupancy and reentry shall result in a proportional abatement of rent (including other charges) but only to the extent Lessor occupies and actually uses substantially all of the Facility in the ordinary course of Lessor’s business operation and in any event such occupancy and reentry shall not operate to terminate this Lease unless Lessor expressly so elects) and of any and all fixtures which are located on the Premises and owned by Lessor;

(iii)	To relet the Premises or any part thereof for such term or terms (including a term which extends beyond the original term of this Lease), at such rentals, and upon such other terms as Lessor, in its sole discretion, may determine, with all net proceeds, after expenses, received from such reletting being applied to the rentals and other sums due from Lessee in such order as Lessor may determine, in its discretion, with Lessee remaining liable for any deficiency; with regard to any such reletting, Lessor may make repairs, alterations and additions in or to the Premises to the extent reasonably necessary to relet and Lessee shall be liable to Lessor for such expenses;

(iv)	To recover from Lessee all expenses, including attorneys’ fees, reasonably paid or incurred by Lessor as a result of any such default;

(v)

Except as set forth in Section 27(b)(ii), to accelerate all remaining rent due under the Lease for the remainder of the Lease Term with such amount to be determined by the present value of the aggregate amount of such rent, taxes, insurance and other obligations of Lessee under the Lease (except

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

for Rent, based upon the amount thereof for the year immediately preceding the month in which the default has occurred) for the period from the date in which Lessee’s occupancy of the Premises has been terminated to the stated end of the Lease Term (such present value to be computed on the basis of a per annum discount rate equal to three (3) percentage points in excess of the Prime Rate at the time of the default): and/or

(vi)	To recover from Lessee all rent not theretofore accelerated and paid pursuant to the foregoing subsection and any sums thereafter accruing as they become due under this Lease, if the Lease has not been terminated, during the period from the default to the stated end, of the Lease Term.

In addition, in the event of any breach or default by Lessee, Lessor may, at its option, but shall not be obligated to, immediately or at any time thereafter, and without notice except as required herein, correct such breach or default, without, however, curing the same, for the account and at the expense of the Lessee. Any sum or sums so paid by Lessor, together with interest at the rate of three (3) percentage points in excess of the Prime Rate, and all costs and damages, shall be deemed to be additional rent hereunder and shall be due from Lessee to Lessor upon demand.

28.	Lessor’s Right to Cure. If Lessor breaches any of its obligations under this Lease, Lessee shall notify Lessor and shall take no action respecting such breach (other than pursuant to Section 35) so long as Lessor reasonably promptly begins to cure the breach and diligently pursues such cure to its completion.

29.	Additional Rights Reserved to Lessor. Without affecting Lessee’s obligations hereunder, Lessor reserves the right during the last year of the Lease Term to enter the Premises to display conspicuously thereon the usual “For Rent” or “For Sale” sign or card and at all reasonable times during the Lease Term to show the same to prospective purchasers, lessees or mortgagees, provided, that the entry does not unreasonably interfere with the conduct and operation of Lessee’s business.

30.	Bankruptcy of Lessee.

(a)

If, following the filing of a motion or petition by or against Lessee in a bankruptcy court, Lessor shall not be permitted to terminate this Lease as herein provided because of the provisions of Title 11 of the United States Code relating to Bankruptcy, as amended (the “Bankruptcy Code”), then Lessee (other than Lessee as a “Debtor-in-Possession”) and any trustee for Lessee agree to promptly, but no later than sixty (60) days after motion or petition by Lessor to the bankruptcy court, assume or reject this Lease, and Lessee agrees not to seek or request any extension or adjournment of any motion or petition to assume or reject this Lease by Lessor with such court. Such Lessee’s, or the trustee’s, failure to assume this Lease within said sixty (60)-day period shall be deemed a rejection. Lessor shall thereupon immediately be entitled to possession of the Premises and any

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

applicable leased Equipment without further obligation to Lessee or the trustee, and this Lease shall be terminated, except that Lessor’s right to damages for Lessee’s default shall survive such termination.

(b)	Lessee (including Lessee as a “Debtor-in-Possession”) or any trustee for Lessee may only assume this Lease if (i) it cures or provides adequate assurance that the trustee will promptly cure any default hereunder, (ii) it compensates or provides adequate assurance that the Lessee will promptly compensate Lessor for any actual pecuniary loss to Lessor resulting from Lessee’s default, and (iii) it provides adequate assurance of future performance under this Lease by Lessee. In no event after the assumption of this Lease by Lessee (other than Lessee as a “Debtor-in-Possession”) or any trustee for Lessee shall any then-existing default remain uncured for a period in excess of ten (10) days.

31.	Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Lease shall be in writing and shall be deemed conclusively to have been given (i) when personally delivered, (ii) when sent by facsimile (with hard copy to follow) during a business day (or on the next business day if sent after the close of normal business hours or on any non-business day), (iii) one (1) business day after being sent by reputable overnight express courier (charges prepaid), or (iv) three (3) business day following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, requests, demands and communications to the parties shall be sent to the addresses indicated below:

If to Lessor:

S.C. Johnson & Son. Inc.

1525 Howe Street

Racine, WI 53403-2236

Attn: General Counsel

Facsimile: (262) 260-4253

Email: GRAkavic@scj.com

If to Lessee:

JohnsonDiversey, Inc.

8310 16th Street

Sturtevant, WI 53177-0902

Attn: General Counsel

Facsimile: (262) 631-4249

Email: scott.russell@johnsondiversey.com

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

32.	Holding Over. If Lessee remains in possession of the Premises after the expiration of the Lease Term, then Lessee may be deemed a Lessee on a month-to-month basis and shall continue to pay rent and other sums and shall comply with all the terms of this Lease; provided, that nothing herein nor the acceptance of rent by Lessor shall be deemed a consent to such holding over. Lessor shall be entitled to all remedies available to it at law or in equity for such holdover and Lessee’s possession shall be subject to immediate termination by Lessor at any time. Without limiting the foregoing, if Lessee remains in possession of the Premises after the expiration of the Lease Term, the rent payable hereunder shall be an amount equal to 200% of the total monthly rent in effect on the Termination Date, for so long as Lessee remains in possession of any or all of the Premises after the expiration of the Lease Term.

33.	Waiver and Amendment. This Lease may be amended, or any provision of this Lease may be waived; provided, that any such amendment or waiver shall be binding upon any Party only if set forth in a writing executed by such Party and referring specifically to the provision alleged to have been amended or waived. No course of dealing between the Parties shall be deemed effective to modify, amend or discharge any part of this Lease or any rights or obligations of any person under or by reason of this Lease.

34.	Relationship of Parties.

(a)	Each of the Parties shall be solely responsible for its own strategic business decisions and day-to-day management and operational activities in all areas of its business. In this regard neither Party shall have decision-making authority with respect to the operations of the other Party nor shall it have authority to exercise any of the powers and authority of the other Party’s officers or employees. Each Party acknowledges that it is solely responsible for any decisions or actions undertaken at the advice or recommendation of the other Party.

(b)	Neither Lessee nor Lessor will be considered the agent of the other and neither will have the right to bind or obligate the other to any third party without specific prior written approval. Neither Lessee nor Lessor will be, nor be considered to be, partners or joint venturers of, or with, the other. The relationship of Lessor to Lessee under this Lease is that of an independent contractor. Nothing in this Lease will confer upon any person, other than Lessor and Lessee, and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under, or by reason of, this Lease.

35.	Dispute Resolution. In the event of any dispute or disagreement between the Parties hereto as to the interpretation of any provision of this Lease (or the performance of any obligations hereunder) the matter shall be handled in accordance with the dispute resolution procedure described in Section 25 of that certain Amended and Restated Brand License Agreement executed between Lessor and Lessee and dated the date hereof.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

36.	Severability. If any of the terms or provisions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions and conditions of this Lease, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

37.	No Strict Construction. Lessor and Lessee confirm that they have reviewed, negotiated and adopted this Lease as the agreement and understanding of the Parties, and the language used in this Lease shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

38.	Entire Agreement. This Lease contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understanding, whether written or oral, relating to such subject matter.

39.	Governing Law. This Lease shall be governed by and construed in accordance with the internal laws of the State of Wisconsin (without giving effect to its conflict of law principles).

40.	Interpretation. The headings and captions contained in this Lease and in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Lease. Any capitalized terms used in any Exhibit or Schedule and not otherwise defined therein shall have the meanings set forth in this Lease. The use of the word “including” herein shall mean “including without limitation”.

41.	Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

42.	Lessee’s Representations as to Authority.

(a)	Lessee is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in Wisconsin and has the power and authority to consummate the transactions contemplated by this Lease.

(b)	All proceedings of Lessee necessary to consummate the transactions contemplated by this Lease have been duly taken in accordance with the law.

43.	Brokers. Lessor and Lessee agree to indemnify and hold each other harmless from and against any claims by any other broker or agent claiming commissions or other compensation as Lessor’s or Lessee’s respective representative or agent with regard to this transaction. The provisions of this Section shall survive the termination of this Lease.

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

44.	Additional Covenants.

(a)	Lessor and Lessee mutually acknowledge that throughout the Term, Lessor and Lessee will need to cooperate in their use and occupancy of their respective portions of the Facility so as to accommodate the reasonable needs of both Parties and to prevent any disruption to the occupancy or business operations of either Lessor or Lessee. Accordingly, subject to Section 27, Lessor and Lessee (i) shall each use reasonable efforts not to interfere with the use and occupancy of, and the business operations at, the Facility by the other Party and (ii) each hereby agrees to maintain in confidence the confidential work product, processes, ingredients and trade secrets of the other Party disclosed by such Party to the other as a result of the use and occupancy of its portion of the Premises and Lessor Premises (as defined below).

(b)	Lessor acknowledges that it may be necessary for Lessee to access portions of Lessor’s premises at the Waxdale complex (“Lessor Premises”) in connection with Lessee’s business operations at the Facility, and Lessor hereby grants Lessee access to those certain portions of Lessor Premises as necessary to facilitate the above, subject to Lessor’s reasonable access, security and safety guidelines and rules implemented by Lessor from time to time. Such access would include access to certain main aisles in the Facility and other Lessor Premises to provide Lessee access from the Premises to other buildings in the Waxdale Complex solely for the purpose of and as necessitated by Lessee’s business operations and consistent with past practices.

(c)	Lessor and Lessee acknowledge and agree that Lessee currently has the right to utilize that (i) certain loading dock located at Building 65 known as Loading Dock 32, on first shift Monday and Friday and (ii) certain loading dock located at Building 65 known as Loading Dock 33 at all times. Lessee shall continue to have the use of such Loading Docks, consistent with past practice and subject to Lessor’s reasonable operational guidelines with respect to such Loading Docks.

(d)	Unless otherwise provided in this Lease, neither Lessor nor Lessee shall have the right to remove any personal property or inventory of the other party from the Premises or Lessor’s Premises, as appropriate, without the prior consent of the other party, which may be given or withheld at the other party’s sole discretion.

(e)	Lessee shall be entitled to use the parking lot to the north of the Facility at no charge, as outlined on attached Exhibit E.

[Signature Pages Follow]

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

IN WITNESS WHEREOF, the Parties hereto have executed this Amended and Restated Lease Agreement as of the date first written above.

LESSOR:

S.C. JOHNSON & SON, INC.

By:	/s/ Gary Akavickas
Name:	Gary Akavickas
Title:	Senior Vice President, General Counsel & Secretary

CONFIDENTIAL TREATMENT REQUESTED BY DIVERSEY, INC. – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

LESSEE:

JOHNSONDIVERSEY, INC.

By:	/s/ Joseph F. Smorada
Name:	Joseph F. Smorada
Title:	Executive Vice President and Chief Financial Officer